UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 25, 2003

Date of Report (Date of earliest event reported):

COMMERCIAL NET LEASE REALTY, INC.

(Exact Name of Registrant as specified in its Charter)

Maryland	0-12989	56-1431377

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

450 South Orange Avenue
Suite 900
Orlando, Florida 32801

(Address of principal executive offices, including zip code)

(407) 650-1000

(Registrant’s telephone number, including area code)

Item 1. Changes in Control of Registrant.

          Not Applicable.

Item 2. Acquisition or Disposition of Assets.

          Not Applicable.

Item 3. Bankruptcy or Receivership.

          Not Applicable.

Item 4. Changes in Registrant’s Certifying Accountant.

          Not Applicable.

Item 5. Other Events

          Not Applicable.

Item 6. Resignation of Registrant’s Directors.

          Not Applicable.

Item 7. Financial Statements and Exhibits.

          (a)-(b) Not Applicable.

          (c) Not Applicable.

Item 8. Change in Fiscal Year.

     Not Applicable.

Item 9. Regulation FD Disclosure.

     In this Item 9 of Form 8-K, the words “we,” “our,” “ours” and “us” refer to the Registrant.

     As reported in our press release, dated July 24, 2003, and filed as an exhibit to Form 8-K, dated July 25, 2003, we announced that we had been selected as the winning bidder for two office buildings located in the Washington, D.C. metropolitan area.

     We expect to fund a portion of the purchase price for the acquisition of these two office buildings through a public offering of shares of our common stock. We expect to pay the remaining balance by borrowings under our $225 million credit facility.

     As reported in our press release, dated July 25, 2003, we announced that an underwritten public offering of 5,600,000 shares of our common stock had been priced at $18 per share, with net proceeds to us of $95.6 million.

     Set forth below are the material terms contained in our Registration Statement with respect to the public offering and the risks associated with the acquisition of the buildings or our failure to consummate the transaction.

Property Acquisition

      Overview. On July 23, 2003, we submitted a bid of $142.8 million to acquire two Class A office buildings originally owned and occupied by MCI WorldCom, Inc. located in an area of Arlington, Virginia known as Pentagon City (the Washington, D.C. metropolitan area). Our bid was accepted and we expect to use the net proceeds from this offering to fund a portion of the purchase price for these buildings. The remaining portion of the purchase price will be funded through borrowings under our $225 million credit facility. Because MCI Worldcom is in bankruptcy, the properties are being sold by order of the U.S. Bankruptcy Court in the Southern District of New York for the benefit of the creditors of WorldCom, Inc. In that regard, our bid must be approved by the Bankruptcy Court, which approval is anticipated to occur on July 29, 2003. In addition to the bid amount, we will be committed to fund an additional $28.9 million for building and tenant improvements, and other costs related to the lease described below.

      Tenant and Lease Term. The properties are leased to The United States of America (“USA”) to be used as the headquarters of the Transportation Security Administration (“TSA”). The lease was executed in December 2002 and TSA began occupying space in the buildings in phases beginning in January 2003. The lease will expire in 2014.

      Property Description. The properties include two Class A office buildings containing an aggregate of 540,707 rentable square feet (491,607 usable square feet for purposes of calculating rent) and a two-level garage with 1,079 parking spaces.

      Lease Summary. USA executed a modified net lease (i.e., the landlord pays certain property related operating costs), that commenced for a portion of the properties in December 2002. Once fully occupied, USA will pay $17.2 million in annual rent for the buildings plus $1.2 million in annual rent for the parking structure. USA is responsible for the actual amount of real estate taxes above the base year amount and increases in operating expenses above a base year amount of $2.7 million, subject to a consumer price index (CPI) cap. As landlord, we will be responsible for property insurance. Although our expected current return on the office properties is less than the return on other properties in our portfolio, we believe that the acquisition provides a unique opportunity to enter the office sector.

Risks associated with our proposed acquisition of two office buildings in Arlington, Virginia.

Risks related to acquiring property from a bankrupt estate.

      On July 23, 2003, we submitted a bid of $142.8 million to acquire two office buildings originally owned and occupied by MCI WorldCom, Inc. located in an area in Arlington, Virginia, known as Pentagon City. Our bid was accepted and we intend to use the proceeds from this offering to fund a portion of the purchase price for these buildings. In addition to this bid amount, we will be committed to fund additional amounts for building and tenant improvements, currently estimated to be approximately $28.9 million and other costs related to the lease. Because MCI WorldCom is in bankruptcy, the properties are being sold by order of the U.S. Bankruptcy Court in the Southern District of New York for the benefit of the creditors of WorldCom, Inc. In that regard, our bid must be approved by the court.

      Because our bid to purchase these buildings is subject to approval by the U.S. Bankruptcy Court, we will not be able to consummate the purchase of these buildings or use the proceeds of the offering to purchase the buildings until we have received court approval. Furthermore, prior to the approval of the U.S. Bankruptcy Court, a previously accepted bid may, nonetheless, be objected to by competing bidders or other interested parties. On July 24, 2003, a competing bidder that was excluded from the July 23, 2003 bidding process on procedural grounds, filed an objection seeking among other things, that no order approving the sale of the properties be entered into by the U.S. Bankruptcy Court. The competing bid was for approximately $143.7 million. The U.S. Bankruptcy Court has the discretion to accept and approve this competing bid over our bid. The outcome of this motion cannot be determined at this time. The U.S. Bankruptcy Court may reject our bid, in its discretion, and there can be no assurance that we will be able to complete the purchase of these buildings. If we are unable to purchase these buildings, we can provide no assurance as to if, or when, we will be able to invest the proceeds of this offering in other properties that meet our criteria. As a result, if we are unable to invest the proceeds from this offering in the Pentagon City buildings or other suitable investments, or if we experience a material delay in completing such investment, the issuance of common stock in this offering may be dilutive to our stockholders and adversely affect our ability to pay dividends to our stockholders.

      In addition, the purchase contract for these properties from bankruptcy does not contain many of the representations and warranties regarding the properties which are customarily obtained from private sellers and we are acquiring the properties on an “as-is, where-is” basis from a bankrupt seller. As a result, we may have no recourse if there are pre-existing problems or conditions at the properties.

Risks related to a U.S. Government lease.

      The Pentagon City buildings are leased in their entirety to the USA, initially to be used by the TSA, a recently created federal agency. U.S. Government leases differ in many respects from leases with other commercial tenants and differ from the leases we have with other tenants, particularly tenants in our retail properties. For example, among other things, the lease with the USA for the Pentagon City properties provides that:

•	We cannot provide for acceleration of the government’s payment obligations under the lease even if the government does not make a payment when due or otherwise defaults under the lease;

•	We are required to maintain and repair the buildings in accordance with specific standards and criteria set forth in the lease;

•	In performing our maintenance and other obligations under the lease, we must comply with various federal statutes pertaining to government contracts;

•	The lease requires us to comply with certain statutes relating to, among other things, gratuities to government officials and contingent fees and kickbacks, equal opportunity, use of small businesses, a drug-free workplace, small disadvantaged business concerns and women-owned small businesses, and affirmative action for special disabled and Vietnam-era veterans and handicapped workers. If we fail to comply with such standards, the government may be entitled to terminate the lease or to seek offset against the lease payments;

•	In the event we fail to perform our obligations under the lease, the government may be entitled to offset from the lease payments the costs incurred by the government in performing such obligations or deduct from lease payments the value of the services not being performed;

•	The government may substitute as a tenant any federal government agency or agencies at any time.

      We are required to pay a base amount of real estate taxes on the property each year. In addition, under the lease, we are required to perform certain building and tenant improvements, the cost of which may exceed our estimates. Also, we are required to pay for insurance. The presence of a U.S. Government tenant may increase insurance premiums in the future or may result in increased security costs.

      Unlike tenants under some of our other leases, the government is only required to pay increases in operating expenses in excess of a base year amount up to the amount of the annual increases in the CPI and we will be responsible for increases in operating expenses above the amount of the CPI increase.

      The lease contemplates that TSA will take occupancy of the buildings in multiple phases. Rent due under the lease is based upon the square footage occupied by TSA. To the extent TSA does not occupy the space on the timetable we anticipate, then the revenues generated by the buildings may be less than anticipated.

      The lease for the entire property expires in ten years, which will increase the risk of re-leasing and could result in substantial costs to re-configure the buildings for a new tenant or tenants.

Item 10. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

          Not Applicable.

Item 11. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

          Not Applicable.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMERCIAL NET LEASE REALTY, INC.

Date: July 25, 2003	By:	/s/ Kevin B. Habicht Kevin B. Habicht Chief Financial Officer